EXHIBIT 4.1

AMENDMENT NO.1 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 to Convertible Promissory Note (this “Amendment”), dated as of October 7, 2022 (the “Amendment Date”), amends that certain Convertible Promissory Note, dated as of October 7, 2021 (the “Note”), by and between Regnum Corp. (the “Company”) and Phoenixus AG (the “Holder”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Note.

WHEREAS, pursuant to Section 8 of the Note, the Holder and the Company (the “Parties”) may amend the Note by executing an amendment in writing; and

WHEREAS, the Parties desire to amend the Note as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to the Note.

(a) Section 1(a) of the Note is hereby deleted in its entirety and replaced with the following:

Unless converted as provided in Section 2, and except as set forth in Section 1(a)(i), this Note will mature and may become due and payable upon demand on April 7, 2023 (the “Maturity Date”) as set forth in the following sentence.  In the event that the Note remains outstanding at the Maturity Date, then at any time after the Maturity Date the Holder may, by written notice to the Company, demand the prompt payment of all unpaid principal and interest under the Note; the Note shall then become due and payable ten (10) days after the Company’s receipt of such written demand (such date, the “Payment Date”).  Subject to Section 2 below, interest shall accrue on this Note but shall not be due and payable until the Payment Date.

2. Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law and any disputes relating thereto or arising therefrom shall be heard and addressed by the federal or state courts located in New York County in the State of New York.

3. Full Force and Effect. Except as amended hereby, the Note shall remain in full force and effect.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement. Signature pages delivered by facsimile or in .PDF format shall be valid as originals for all purposes hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

COMPANY

REGNUM CORP.

By:	/s/ Anne Kirby
Name: Anne Kirby
Title: Chief Executive Officer

HOLDER

PHOENIXUS AG

By:	/s/ Averill L Powers
Name: Averill L. Powers
Title: Chief Executive Officers

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